EXHIBIT 23.1

GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

REGISTERED AUDITOR'S CONSENT

Gillespie & Associates, PLLC, of 10544 Alton Ave NE, Seattle, WA. 98125, do hereby consent to the use of our reports dated December 24, 2015 on the financial statements of Axeture Corp. from the period from November 13, 2015 (inception) through November 30, 2015 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. I also consent to your use of my name as an expert in the appropriate sections of those filings.

Dated this 31ST day of March, 2016.

/S/ GILLESPIE & ASSOCIATES, PLLC

Certified Public Accountants